Exhibit 4.12

CERTIFICATE OF TRUST

OF

CENTERSTATE BANKS STATUTORY TRUST III

This Certificate of Trust of CenterState Banks Statutory Trust III (the “Trust”), dated June 30, 2009, is being duly executed and filed by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801, et seq.) (the “Act”).

1. Name. The name of the statutory trust formed by this Certificate of Trust is: “CenterState Banks Statutory Trust III.”

2. Delaware Trustee. The name and business address of the trustee of the Trust with its principal place of business in the State of Delaware are Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890-0001, Attention: Corporate Trust Administration.

3. Effective Date. This Certificate of Trust shall be effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, being the trustee of the Trust, has executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

WILMINGTON TRUST COMPANY, not in its individual capacity, but solely as trustee

By:	/s/ Michael H. Wass
Name: Michael H. Wass
Title: Financial Services Officer